UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 5, 2009
TD AMERITRADE Holding Corporation
(Exact name of registrant as specified in its charter)

Delaware	0-49992	82-0543156
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

4211 South 102nd Street Omaha, Nebraska	68127
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (402) 331-7856
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On November 5, 2009, TD AMERITRADE Holding Corporation (“TD AMERITRADE”) entered into an amendment no. 4 and assumption agreement (“Amendment No. 4”) with respect to its senior secured credit facility with a syndicate of lenders including The Bank of New York Mellon, as Administrative Agent (the “Credit Facility”). Amendment No. 4 reduces the existing commitments under TD AMERITRADE’s revolving credit facility (the “Revolving Facility”) to zero and replaces such commitments by adding new incremental commitments under the Revolving Facility from a syndicate of lenders in an aggregate amount of $300 million.
Amendment No. 4 extends the maturity date of the Revolving Facility to December 31, 2012. Depending on the type of borrowing by TD AMERITRADE, the applicable interest rate under the Revolving Facility, after giving effect to Amendment No. 4, is calculated as a per annum rate equal to (a) LIBOR plus an applicable margin, which is currently 2.50% for LIBOR loans, or (b) (i) the greater of (x) the prime rate, (y) the federal funds effective rate plus 0.5% or (z) one-month LIBOR plus 1.0% plus (ii) an applicable margin, which is currently 1.50% for base rate loans. The applicable margins for both LIBOR loans and base rate loans under the Revolving Facility will be reduced in the event of certain improvements in TD AMERITRADE’s senior unsecured long-term debt rating (subject to a minimum of 2.00% for LIBOR loans and 1.00% for base rate loans) and will be increased in the event of certain reductions in TD AMERITRADE’s senior unsecured long-term debt rating (subject to a maximum of 4.00% for LIBOR loans and 3.00% for base rate loans). As of November 5, 2009, there were no revolving loans outstanding under the Revolving Facility.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TD AMERITRADE HOLDING CORPORATION
Date: November 10, 2009	By:	/s/ William J. Gerber
		Name:	William J. Gerber
		Title:	Chief Financial Officer